Exhibit 99.2

ROSLYN BANCORP, INC.

RECONCILIATIONS OF CORE EARNINGS

(In thousands, except per share amounts)

Although reported earnings are traditional measures of a company’s performance, management believes that certain measures such as core earnings, which are prepared other than in accordance with generally accepted accounting principles in the United States of America (GAAP), are also meaningful measures of a company’s performance. The Company believes that such non-GAAP measures are useful to investors in order to gain an understanding of the trends and the results of operations for the Company’s core business. These non-GAAP measures should be viewed in addition to the Company’s GAAP results and not in lieu of such GAAP results.

QUANTITATIVE RECONCILIATIONS

	For the Years Ended December 31,
	2002	2001	2000	1999	1998	1997
Net income on a GAAP basis	$146,406	$111,243	$89,899	$19,626	$95,543	$68,118
Add (subtract), net of tax:
Securities (gains) losses	(6,195)	(2,206)	11,749	(1,652)	(10,345)	(4,811)
Merger related costs	—	—	—	79,180
Prepayment penalties on debt extinguishments	4,428	5,032	—	4,236	—	—
Tax benefits primarily relating to T R Financial Corp.	—	(2,743)	(6,246)	—	—	—
Restructuring charges	—	—	7,580	3,410	—	—
Special loan loss provision	—	—	633	—	—	—
Gain on sale of fixed assets	—	—	(2,068)	(357)	—	—
Other asset charge	—	—	646	—	—	—
Employee benefit plan settlement gain	—	—	(2,228)	—	—	—
Contribution to The Roslyn Savings Foundation	—	—	—	—	—	7,360
Claim settlement	—	—	—	—	—	2,710

Core earnings	$144,639	$111,326	$99,965	$104,443	$85,198	$73,377

Diluted core earnings per common share	$1.80	$1.28	$1.05	$0.95	$0.77	$0.64

Diluted GAAP earnings per common share	$1.82	$1.28	$0.95	$0.18	$0.86	$0.59